Exhibit 99.1
PORTOLA PACKAGING, INC.
RECEIVES FIRST DAY ORDERS ALLOWING CONTINUATION OF BUSINESS IN ORDINARY COURSE
•	Company Receives First Day Orders From the Court Authorizing the Company to Pay Prepetition Claims of Unsecured Creditors and to Utilize Debtor-In-Possession Financing

•	Trade Creditors, Suppliers And Customers To Be Paid In The Ordinary Course Of Business
BATAVIA, IL, AUGUST 29, 2008 — Portola Packaging, Inc. (the “Company”), one of the largest manufacturers of tamper-evident closures, plastic containers and related products and engineering services for the dairy, juice and water industries, announced today that it received a variety of first day orders from the court that will allow it to continue managing operations in the ordinary course.
It has received court orders authorizing the Company to pay prepetition claims of unsecured creditors in the ordinary course of business. In addition, the Company received authorization to utilize the existing cash management system and continue to support all customer programs. As a result, under the restructuring plan, all obligations owed to trade creditors, suppliers, customers and employees in the ordinary course of business will be unimpaired and unaffected by the restructuring.
The Company secured additional interim financing. The restructuring plan provides for payments to providers of goods and services delivered post-petition in the ordinary course of business. Additional information regarding the restructuring plan can be found at the Company website (www.portpack.com).
John LaBahn, Senior Vice President and Chief Financial Officer stated, “We are pleased to have received these orders that will allow us to proceed with our consensual restructuring plan. We are ahead of schedule and hope to move through the re-structuring process quickly and expect to exit before mid-October”.
About Portola Packaging, Inc.
Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in dairy, fruit juice, bottled water, sports drinks, institutional food and other non-carbonated beverage markets. The Company also produces a wide variety of plastic bottles for use in dairy, water and juice markets, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. Portola is also engaged in the manufacture and sale of tooling and molds used for blow molding. Portola’s subsidiary, Portola Tech International, is also a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries industry. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
Contact Information:
Portola Packaging, Inc.
John G. LaBahn
Senior Vice President
Chief Financial Officer
(630) 326-2074